KPMG Auditores Independentes Ltda.

Rua Verbo Divino, 1400, - Parte, Chácara Santo Antônio,

CEP 04719-911, São Paulo - SP

Caixa Postal 79518 - CEP 04707-970 - São Paulo - SP - Brasil

Telefone 55 (11) 3940-1500

kpmg.com.br

April 28, 2023

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently independent public accountants for BRF S.A. and, under the date of April 28, 2023, we reported on the consolidated financial statements of BRF S.A. as of and for the years ended December 31, 2022 and 2021, and the effectiveness of internal control over financial reporting as of December 31, 2022. On March 9, 2023, we were notified that BRF S.A. engaged Grant Thornton Auditores Independentes Ltda. as its independent public accountant for the year ending December 31, 2023 and that the auditor-client relationship with KPMG Auditores Independentes Ltda. will cease upon completion of the audit of BRF S.A. consolidated financial statements as of and for the year ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022, and the issuance of our report thereon. We have read BRF S.A.’s statements included under Item 16F of its Form 20-F dated April 28, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with BRF S.A.’s statement that Grant Thornton Auditores Independentes Ltda. were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on BRF S.A.’s consolidated financial statements or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG Auditores Independentes Ltda.

KPMG Auditores Independentes Ltda., uma sociedade simples brasileira, de responsabilidade limitada e firma-membro da organização global KPMG de firmas-membro independentes licenciadas da KPMG International Limited, uma empresa inglesa privada de responsabilidade limitada.	KPMG Auditores Independentes Ltda., a Brazilian limited liability company and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.